Exhibit 21

SUBSIDIARIES OF THE WISER OIL COMPANY

T.W.O.C., Inc.

The Wiser Oil Company of Canada

Wiser Delaware LLC

The Wiser Marketing Company

Wiser Oil Delaware, Inc.

Lechuza Energy Company